UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 3, 2015

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2015, Jack Lau notified the Board of Directors of SemiLEDs Corporation (the “Company”) of his decision not to stand for reelection to the Board of Directors at the Company’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”). Mr. Lau will continue to serve as director until his term expires at the Annual Meeting. His decision was not the result of any disagreement with the Company regarding its operations, policies, or practices. Mr. Lau has served four years on our board of directors, and we are grateful for his selfless service to the Company.

On March 3, 2015, Trung Doan, Chairman and CEO, and Mark Tuttle, Executive Vice President, have agreed to a 25% reduction of their annual salary, retrospectively effective March 1, 2015 until the Company returns to profitability.

Item 8.01. Other Events.

As previously announced on December 23, 2014, the Company entered into a definitive common stock purchase agreement effective December 18, 2014 (the “Agreement”) with Mr. Xiaoqing Han, the Chairman and CEO of Beijing Xiaoqing Environmental Protection Group.  The transaction is currently pending due to Mr. Han’s difficulty in transferring funds from his banking system. While Mr. Han arranges for full payment to be sent from his banks, he has advised the Company that he will transfer the balance by installments. Our Board is considering Mr. Han’s request to permit him additional time to purchase the shares. Pursuant to the terms of the Agreement, if Mr. Han did not purchase the shares before February 25, 2015, then he is required to pay the Company $3 million plus the legal fees incurred by the Company relating to the sale. On March 9, 2015, the Company received one million Ren Min Bi (approximately $161,000) in SemiLEDs Shenzen branch’s bank account in China.  Mr. Han had also provided the Company with confirmation of a $50,000 check sent to SemiLEDs’ US address on March 4, 2015 but the Company has not received this check as of this filing. The Company will provide further information on the transaction when it becomes available.

In its January 14, 2015 “Management’s Prepared Remarks for the First Fiscal Quarter 2015”, the Company indicated that it expected revenue for the second fiscal quarter ended February 28, 2015 to be in the range of $3.4 million to $3.7 million.  The Company now expects revenue for the second quarter to be in the range of $4.4 million to $4.6 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 9, 2015

SemiLEDs Corporation

	By:	/s/ Christopher Lee

	Name:	Christopher Lee

	Title:	Interim Chief Financial Officer